EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Seabulk International, Inc. for the registration of 1,685,000 shares of its common stock related to its Amended and Restated Equity Ownership Plan and the Stock Option Plan for Directors, of our report dated February 25, 2003 (except for the second and third paragraphs of Note 17, as to which the dates are March 7, 2003 and March 27, 2003, respectively), with respect to the consolidated financial statements of Seabulk International, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities & Exchange Commission, and incorporated by reference in the Registration Statement on Form S-8 (No. 333-61806) of Seabulk International, Inc. filed with the Securities and Exchange Commission

/s/ Ernst & Young LLP

Fort Lauderdale, Florida September 5, 2003